Exhibit 99.1
FOR IMMEDIATE RELEASE

April 27, 2012

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Earnings

DALLAS, TEXAS - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $24.3 million for the quarter ended March 31, 2012.

Total assets at March 31, 2012 were $34.2 billion, compared with $33.8 billion at December 31, 2011. The $0.4 billion increase in total assets during the first quarter was attributable primarily to a $1.1 billion increase in the Bank's short-term liquidity portfolio offset by a $0.6 billion decline in its advances.

Advances were $18.2 billion at March 31, 2012, compared with $18.8 billion at December 31, 2011. The Bank's lending activities remained subdued during the first quarter due largely to high deposit levels and weak demand for loans at member institutions.

Due to principal repayments on mortgage-backed securities (MBS), the Bank's long-term held-to-maturity securities portfolio declined from $6.4 billion at December 31, 2011 to $6.0 billion at March 31, 2012. The Bank did not acquire any MBS during the first quarter. The Bank's long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, increased from $4.9 billion at December 31, 2011 to $5.3 billion at March 31, 2012 due to purchases of additional debentures during the first quarter. The Bank's short-term liquidity portfolio (comprised primarily of non-interest bearing excess cash balances, overnight federal funds sold and overnight reverse repurchase agreements) increased from $3.3 billion at December 31, 2011 to $4.4 billion at March 31, 2012.

The Bank's operating results for the quarter ended March 31, 2012 included credit-related other-than-temporary impairment charges totaling $0.2 million on two of its investments in non-agency (private-label) residential MBS (RMBS), each of which had previously been impaired. The unpaid principal balance of the Bank's 33 non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $301.3 million at March 31, 2012, compared with $316.7 million at December 31, 2011.

The Bank's retained earnings increased to $517.8 million at March 31, 2012, from $494.7 million at December 31, 2011. On March 30, 2012, a dividend of $1.2 million was paid to the Bank's shareholders. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank's non-agency RMBS holdings declined from $51.4 million at December 31, 2011 to $48.5 million at March 31, 2012. Accumulated other comprehensive income attributable to net unrealized gains on the Bank's available-for-sale securities portfolio totaled $8.3 million and $5.2 million as of March 31, 2012 and December 31, 2011, respectively.

Additional selected financial data as of and for the quarter ended March 31, 2012 is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarterly period ended March 31, 2012 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three Months Ended March 31, 2012
(Unaudited, in thousands)

	March 31, 2012	December 31, 2011
Selected Statement of Condition Data:

Assets
Investments (1)	$13,461,626	$13,537,564
Advances	18,171,626	18,797,834
Mortgage loans held for portfolio, net	151,992	162,645
Cash and other assets	2,404,942	1,271,924
Total assets	$34,190,186	$33,769,967

Liabilities
Consolidated obligations
Discount notes	$8,564,746	$9,799,010
Bonds	21,570,440	20,070,056
Total consolidated obligations	30,135,186	29,869,066
Mandatorily redeemable capital stock	4,873	14,980
Other liabilities	2,326,532	2,181,086
Total liabilities	32,466,591	32,065,132
Capital
Capital stock — putable	1,245,409	1,255,793
Retained earnings	517,763	494,657
Total accumulated other comprehensive loss	(39,577)	(45,615)
Total capital	1,723,595	1,704,835
Total liabilities and capital	$34,190,186	$33,769,967

Total regulatory capital (2)	$1,768,045	$1,765,430

For the Three Months Ended March 31, 2012

Selected Statement of Income Data:

Net interest income	$40,646
Other income	5,429
Other expense	19,110
Assessments	2,697
Net income	$24,268

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other FHLBanks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2012 and December 31, 2011, total regulatory capital represented 5.17 percent and 5.23 percent, respectively, of total assets as of those dates.
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